Exhibit 99.1
Crane Co.	News

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. Completes Previously Announced CEO Succession Plan

STAMFORD, CONNECTICUT – January 31, 2014 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, today announced that Max H. Mitchell was appointed Chief Executive Officer of Crane, effective at the close of business today. He was also elected to the Board of Directors. Mr. Mitchell, 50, joined Crane in 2004 as Vice President of Operational Excellence, was promoted to President of Fluid Handling in 2005, became Executive Vice President and Chief Operating Officer in May 2011, and was appointed President of Crane Co. in January 2013. Prior to Crane, Mr. Mitchell had successive management roles with Pentair, Danaher and Ford Motor Company. He succeeds Eric C. Fast, who retired from Crane Co. at close of business today. Mr. Fast joined Crane in 1999 as President and Chief Operating Officer and was promoted to Chief Executive Officer in January 2001.
Max Mitchell said, “I would like to express my deepest thanks to Eric Fast, who for the past 14 years with Crane, including 13 years as CEO, has led this organization to substantially higher levels of consistent execution, performance, and record results. It has been a privilege to have worked by Eric’s side these past 10 years. I also wish to thank the Board of Directors for their guidance and support. Along with an outstanding team in place today, I am honored to lead Crane with its strong heritage, rich culture and record of accomplishment spanning 159 years. Along with the management team, I look forward to presenting our plans for continued shareholder value creation at our investor day on Feb 27th.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has four business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, and Fluid Handling. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

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